Exhibit 10.1

E-WASTE CORP.

Willow Creek Professional Building

610 Jones Ferry Rd. Suite #207

Carrboro, NC 27510

May 25, 2021

Mr. Moshe Azarzar

Chief Executive Officer

EZRaider Global, Inc.

Ladies and Gentlemen:

We are pleased to submit this binding Term Sheet describing the proposed terms and conditions under which E-Waste Corp., a Florida corporation (“E-Waste”), will enter into a reverse merger transaction with EZRaider Global, Inc., a Nevada corporation (“EZ Global” or the “Company”).  You and we agree that this Term Sheet supersedes and replaces all prior oral and/or written discussions or understandings between the parties hereto.

Description

1.	Structure

EZ Global is a privately held corporation which will acquire EZ Raider, LLC, a Washington limited liability company (“EZ US”), including the rights to acquire DS Raider, Ltd., an Israel company (“DS Israel”). E-Waste is a publicly traded corporation currently quoted on the OTC Markets and filing reports with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of whose common stock were registered on a registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

EZ Global will enter into a reverse merger with E-Waste and a newly-formed acquisition subsidiary of E-Waste (“Acquisition Subsidiary”), which reverse merger (the “Reverse Merger”) shall qualify as a tax-free reorganization under the US Internal Revenue Code, and pursuant to which all the outstanding shares of capital stock of EZ Global will be transferred to E-Waste in exchange for shares of E-Waste Common Stock. Subsequent to the Reverse Merger, E-Waste will conduct a private placement offering (the “PPO”) of its securities on the terms described below to complete the acquisition of DS Israel by EZ Global (the “DS Acquisition”).

The anticipated closing date for the Reverse Merger (the “Closing Date”) will be on or before June 30, 2021, subject to applicable closing conditions.

The transactions described in this Term Sheet will hereinafter be referred to as the “Transaction” or “Transactions.” All references in this Term Sheet to “$” or “dollars” are to United States dollars unless the context specifically provides otherwise.

MA	EAM
EZ Global	E-Waste

2.	Merger and Split-Off

The definitive merger agreement among E-Waste and EZ Global and the Acquisition Subsidiary (the “Merger Agreement”), will contain customary representations and warranties for a transaction of this type, as mutually agreed between the parties, including the following representations, warranties, and covenants to be made by E-Waste (and the Acquisition Subsidiary, as applicable) on the date of the Merger Agreement and on the Closing Date:

(a)

E-Waste is a US corporation in good standing whose shares are presently eligible for quotation on the OTC Markets (or another over-the-counter market to be agreed on) and not subject to any notice of suspension from trading.;

(b)

E-Waste has complied with all applicable federal and state securities laws and regulations, including being current in all of its reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and E-Waste is not in violation or breach of conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (a) E-Waste incorporation documents or (b) any mortgage, indenture, lease, license or any other agreement or instrument;

(c)

no order suspending the effectiveness of any registration statement of E-Waste under the Securities Act or the Exchange Act has been issued by the SEC and, to E-Waste’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC;

(d)

E-Waste is not and has not, and the past and present officers, directors, and affiliates of E-Waste are not and have not, been the subject of, nor does any officer or director of E-Waste have any reason to believe that E-Waste or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(e)

E-Waste is not and has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any material litigation, or within the past two years, the subject of any threat of material litigation. Litigation shall be deemed “material” if the amount at issue exceeds the lesser of $10,000 per matter or $25,000 in the aggregate;

MA	EAM
EZ Global	E-Waste

(f)

E-Waste has not, and the past and present officers, directors, and affiliates of E-Waste have not, been the subject of, nor does any officer or director of E-Waste have any reason to believe that E-Waste or any of its officers, directors or affiliates will be the subject of, any civil, criminal, or administrative investigation or proceeding brought by any federal or state agency;

(g)

E-Waste does not, on the Closing Date, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, except as set forth in the Merger Agreement (which shall not exceed $25,000 in the aggregate, exclusive of professional fees and expenses related to any of the Transactions contemplated by this Term Sheet and the Brokers’ Fees (as defined below)); and

(h)

the issued and outstanding share capital of E-Waste, immediately prior to the Closing Date, has been duly authorized and is validly issued, is fully paid, non-assessable, and has been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

The Merger Agreement will contain customary indemnification provisions to secure breaches of representations and warranties reasonably satisfactory to the parties and such other terms and provisions as shall be mutually agreed upon between EZ Global and E-Waste consistent with the provisions in this Term Sheet.

Immediately following the Reverse Merger, E-Waste will transfer all its pre-Reverse Merger operating assets and liabilities to a newly formed wholly owned subsidiary (“Split-Off Subsidiary”). Thereafter, E-Waste shall transfer all the outstanding shares of capital stock of Split-Off Subsidiary to E-Waste’s Pre-Reverse Merger insiders, in exchange for the surrender and cancellation of shares of E-Waste Common Stock held by such persons (the “Split-Off’).

The Closing of the Reverse Merger and the Bridge Financing will each be a condition precedent to the other and will occur simultaneously.

3.	Bridge Financing

Following the completion of all necessary business and legal due diligence after the execution of this Term Sheet, EZ Global will offer and sell a minimum of Two Million Dollars ($2,000,000.00) and a maximum of Three Million Dollars ($3,000,000) principal amount of EZ Global’s senior secured convertible notes (the “Bridge Notes”), which will be sold to a limited number of sophisticated investors and/or non-US persons

MA	EAM
EZ Global	E-Waste

pursuant to Regulation D and/or Regulation S of the Securities Act and all applicable state securities laws (the “Bridge Financing”). The proceeds of the Bridge Financing shall be deposited in the escrow account of law firm acceptable to all parties for the purpose of complying with the obligations of EZ US to acquire DS Israel pursuant to the terms and conditions of such transaction (“Bridge Proceeds”) The Bridge Notes will bear interest at the rate of ten percent (10%) per annum and will be payable upon the earlier to occur of (A) the Closing of the DS Acquisition or (ii) six (6) months from the date of issuance of the Bridge Notes. The Bridge Notes will be secured by a perfected first priority security interest on (A) all the assets of the Bridge Proceeds and (B) a pledge of all shares of stock of EZ Global and EZ US held by Moshe Azarzar (the “Security Interests”).  EZ Global will execute the necessary documents to ensure the return of the Bridge Proceeds in the event the DS Acquisition is not completed upon the terms and conditions agreed to by the parties.

The Security Interests will be released upon the earlier to occur of (X) repayment in full of the Bridge Notes or (Y) the Closing of the Reverse Merger and the PPO. After execution of this Term Sheet the Bridge Notes may be assumed by E-Waste if the parties so agree. The final closing of the Bridge Notes (the “Closing of the Bridge Notes”) shall close on or before July 31, 2021, provided, however, that the Closing of the Bridge Notes may be extended as necessary to allow for the completion of the business and legal due diligence related to the Bridge Financing.

Provided the Merger has closed, investors in the Bridge Notes will retain such number of shares of E-Waste Common Stock equal to the amount of Bridge Notes purchased by them (the “Bridge Shares”). For every dollar of Bridge Notes purchased, the investors will retain shares of Pubco Common Stock to be determined.  The Bridge Shares will have weighted average anti-dilution protection, subject to customary exceptions, including but not limited to issuances of awards under the EIP (as defined below).

Upon the Closing of the DS Acquisition and the PPO, the outstanding principal amount of the Bridge Notes will be automatically converted, as to their outstanding principal amount and interest accrued thereon, into Units (as defined below) of E-Waste at a conversion price per Unit equal to the PPO Offering Price (as defined below) per Unit.  The aggregate principal amount of Bridge Notes so converted shall be included in the gross proceeds of the PPO for purposes of meeting the PPO requirements (as defined below).

4.	Equity Facility	GEM Global Yield Fund LLC SCS or its affiliate, agent, or assign (“GEM”) has entered into a purchase agreement with EZ Global to

MA	EAM
EZ Global	E-Waste

purchase up to $50,000,000 of EZ Global’s issued and outstanding shares of registered and freely tradeable common stock issued pursuant to the Securities Act for a period of thirty-six (36) months (the “Equity Facility”). The investment by GEM will be made in the form of a series of private placements to be specified by EZ Global in its sole discretion as outlined in the proposed Term Sheet attached hereto. EZ Global will control the timing and amount of each private placement including the setting of a floor price for each private placement below which GEM is not permitted to sell shares of EZ Global’s Common Stock.

EZ Global shall use the proceeds from the Equity Facility for general working capital purposes.

5.	Private Placement Offering

E-Waste will conduct a private placement offering pursuant to Regulation D and/or Regulation S under the Securities Act and all applicable state securities laws (the  “PPO”) for the sale of up to 10,000,000 Units, at an offering price of $3.50 per Unit (the “PPO Offering Price”), each unit (“Unit”) comprised of one (1) share of E-Waste Common Stock and a warrant to purchase one (1) share of E-Waste Common Stock at an exercise price of $4.00 per share for three (3) years after the Closing Date (the “PPO Warrants”). The Placement Agent may adjust the PPO Offering Price in connection with the listing of the Common Stock on NASDAQ subject to the approval of EZ Global. (The aggregate principal amount of Bridge Notes converted into Units will be included in the gross proceeds of the PPO for purposes of meeting the PPO requirements.) E-Waste may, with the consent of the Company, sell up to an additional 3,000,000 Units at the PPO Offering Price for proceeds of $10,500,000 (the “Over-Allotment Option”) in the event the PPO is oversubscribed.

Each share of E-Waste Common Stock will be entitled to one vote per share.

The investors in the Units will have anti-dilution protection such that if within twenty-four (24) months after the Closing Date E-Waste shall issue additional shares of E-Waste Common Stock or E-Waste Common Stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under the EIP (as defined below)) for a consideration per share less than the Offering Price (the “Lower Price”), each such investor will be entitled to receive from E-Waste additional Units in an amount such that, when added to the number of Units initially purchased by such investor, the total amount will equal the number of Units that such investor’s PPO subscription amount would have purchased at the Lower Price. The PPO Warrants shall have “weighted average” anti dilution protection, subject to customary exceptions, including but not limited to issuances of awards under the EIP (as defined below).

MA	EAM
EZ Global	E-Waste

The closing of the Reverse Merger will occur upon (a) the closing of at least the Bridge Financing, and (b) the entry into definitive documentation of the Reverse Merger and related transactions satisfactory to the parties (collectively, the “Closing of the Reverse Merger and the Bridge Financing”)

6.	Broker/Dealer

A U.S. registered broker-dealer will be engaged as placement agent (the “Placement Agent”), on a best efforts’ basis, in connection with the PPO, pursuant to a placement agent agreement to be executed by the parties, in forms satisfactory to E-Waste and EZ Global (the “Placement Agent Agreement”).

The Placement Agent for the PPO will be paid a total cash commission of ten percent (10%) of funds raised from investors in the PPO introduced by it (“Brokers’ Fee”) and will receive warrants to purchase such number of shares of E-Waste Common Stock equal to ten percent (10%) of the number of shares of E-Waste Common Stock investors in the PPO introduced by it, with a term of three (3) years and an exercise price of $3.50 per share (“PPO Brokers’ Warrants”).

Any sub-agent (which may include U.S. registered broker-dealers) of a Placement Agent that introduces investors to the Bridge Notes, or the PPO shall be entitled to share in the Brokers’ Fee and PPO Brokers’ Warrants attributable to those investors that would otherwise be payable to the Placement Agent.

7.	Consideration; Capitalization

Upon the closing of the Reverse Merger and the Bridge Financing, E-Waste shall have an authorized capitalization of 250,000,000 shares of Common Stock.

The outstanding capitalization of EZ Global on the date hereof is set forth on Exhibit A hereto.

As consideration for the Reverse Merger, the stockholders (and holders of all stock equivalents of EZ Israel) of EZ Global shall receive an aggregate of 25,000,000 restricted shares of E-Waste Common Stock.

As consideration of the DS Acquisition, the stockholders of DS Israel shall receive an aggregate of 12,000,000 restricted shares of E-Waste Common Stock.

The investors in the subsequent PPO for the DS Acquisition (including those whose Bridge Notes are converted into Units) will own 10,000,000

MA	EAM
EZ Global	E-Waste

restricted shares (subject to registration rights as provided below) of E-Waste Common Stock if the PPO is sold (without giving effect to any sale of the Over-Allotment Option or exercise of Bridge Shares or PPO Warrants).

The stockholders of E-Waste included the Bridge Investors, prior to the Reverse Merger will retain, after giving effect to the Split-Off, 10,000,000 shares of E-Waste Common Stock.

Upon the Closing Date, the Board of Directors (“Board”) of E-Waste shall have adopted an Equity Incentive Plan (the “EIP”) covering outstanding EZ Global options and for the future issuance, at the discretion of Moshe Azarzar, the CEO, for the first twenty-four (24) months following the Closing Date, of incentive awards to officers, key employees, consultants, and directors. E-Waste may not grant awards under the EIP more than 2,500,000 shares of E-Waste Common Stock per year during the three-year period following the Closing Date for a total of 5,000,000 shares of E-Waste Common Stock (the “Initial EIP Bucket”).

The actual and fully-diluted capitalizations of E-Waste upon Closing of the Reverse Merger and the subsequent DS Acquisition with the PPO (assuming conversion in full of the Bridge Notes and without giving effect to any sale of the Over-Allotment Option) are set forth in the capitalization tables attached hereto as Exhibit B.

8.	Financial Statements of EZ Global; Signing Date

On or prior to the Closing Date, EZ Global shall provide consolidated financial statements for its previous two fiscal years and all subsequent interim quarters (the “Financial Statements”). The Financial Statements shall be prepared in accordance with GAAP and shall be audited by a PCAOB register independent accounting firm. It is contemplated that the definitive agreements (e.g., the Merger Agreement, etc.) will be signed on or before the last day of the Exclusivity Period (as hereinafter defined).

9.	Board of Directors; Officers; Employment Agreements

On the Closing Date, the Board of Directors of E-Waste (the “Board”) shall consist of three (3) members of which EZ Global will appoint one and EWST will appoint two members.  Upon the closing of the DS Acquisition and PPO, the Board shall increase to a total of seven (7) members, at least four (4) of whom shall be independent. The Company shall nominate four (4) directors and each of E-Waste, GEM and the Placement Agent shall nominate one (1) director.

On the Closing Date, (a) the new Board member shall be appointed as described above; and (b) such officers of E-Waste shall be appointed as shall be determined by the Company, who shall include Moshe Azarzar as Chief Executive Officer.

MA	EAM
EZ Global	E-Waste

Any such other employees as the Company shall designate shall, upon the closing of the Reverse Merger, along with the officers appointed as officers of E-Waste, each have employment agreements with E-Waste satisfactory to the Company, E-Waste and the respective employees.

10.	Success Fee

In connection with the Reverse Merger, E-Waste shall pay a success fee (the “Success Fee”) to Intelligent Investments II, LLC comprised of $100,000 and 100,000 warrants at an exercise price of $2.50 for five (5) years pursuant to a written agreement to be entered into by and between E-Waste and Intelligent Investments II, LLC. There shall be no other similar fees engaged in connection the Reverse Merger.

11.	Registration Rights

Promptly, but no later than sixty (60) calendar days after the final closing date of the PPO, E-Waste shall file a registration statement (on Form S-1, or similar form) with the SEC (the “Registration Statement”) covering (a) the shares of E-Waste Common Stock issued in the PPO (including those issued upon conversion of the Bridge Notes), (b) the shares of Common Stock issuable upon exercise of the Bridge Shares, (c) the shares of E-Waste Common Stock issuable upon exercise of the PPO Warrants, and (d) the shares of E-Waste Common Stock underlying the GEM  Warrants and PPO Brokers’ Warrants (collectively, the “Registrable Shares”). E-Waste shall use its commercially reasonable efforts to ensure that such Registration Statement is declared effective within one hundred eighty (180) calendar days of filing with the SEC. If E-Waste is late in filing the Registration Statement or if the Registration Statement is not declared effective within one hundred eighty (180) calendar days of filing with the SEC, monetary penalties payable by E-Waste to the holders of Registrable Shares (but excluding shares of E-Waste Common Stock underlying PPO Brokers’ Warrants) that have not been so registered will begin to accrue and cumulate at a rate equal to one-half of one percent (0.50%) of the Offering Price per share for each full month that (i) E-Waste is late in filing the Registration Statement or (ii) the Registration Statement is late in being declared effective by the SEC; provided, however, that in no event shall the aggregate of any such penalties exceed five percent (5%) of the Offering Price per share. Notwithstanding the foregoing, no penalties shall accrue with respect to any Registrable Shares removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of Common Stock which may be included in the Registration Statement (a “Cutback Comment”) or after the shares may be resold under Rule 144 or another exemption from registration under the Securities Act.

E-Waste shall keep the Registration Statement “evergreen” until the earlier of (i) two (2) years from the date it is declared effective by the

MA	EAM
EZ Global	E-Waste

SEC and (ii) the date Rule 144 is available to the holders of Registrable Shares with respect to all their Registrable Shares.

The holders of Registrable Shares (including any shares of Common Stock removed from the Registration Statement because of a Cutback Comment) and the stockholders of E-Waste prior to the Reverse Merger and PPO (but not holders of the shares issued to the stockholders of EZ Global in consideration for the Reverse Merger) shall have “piggyback” registration rights for such shares with respect to any registration statement filed by E-Waste following the effectiveness of the Registration Statement that would permit the inclusion of such underlying shares, subject, in an underwritten offering, to customary cut-back on a pro rata basis if the underwriter or E-Waste determines that marketing factors require a limitation on the number of shares of stock or other securities to be underwritten.

In addition, for a period of six (6) months following the closing of the Transactions, E-Waste shall not register, nor shall it take any action to facilitate registration, under the Securities Act, the shares of the Common Stock of E-Waste issued pursuant to the Reverse Merger to the “Restricted Holders,” as defined below. The above restriction shall not prohibit E-Waste from (a) registering on Form S-8 Common Stock issued under the EIP, as and to the extent permitted under the Securities Act, to persons other than Restricted Holders or (b) registering for resale the shares of E-Waste Common Stock held by Restricted Holders in a Qualified Public Offering (as defined below) or (c) registering for resale the shares of E-Waste Common Stock issuable pursuant to the GEM Equity Facility.

12.	Restriction on Sale; No Shorting; Organic Change

All securities issued pursuant to the Reverse Merger and in the Bridge Financing and in the PPO will be “restricted securities” as defined in Rule 144 and shall be subject to all applicable resale restrictions specified by federal and state securities laws.

At the Closing, all officers, directors, stockholders holding ten percent (10%) or more of the E-Waste Common Stock (after giving effect to the Reverse Merger, the Split-Off ) and key employees agreed by E-Waste and EZ Global (each a “Restricted Holder” and collectively the “Restricted Holders”), shall enter into lock-up agreements with E-Waste for a term of twenty-four (24) months (subject to earlier termination (a) upon listing of the Common Stock on the New York Stock Exchange, NYSE MKT or NASDAQ and (b) with the written approval of the lead underwriter of any underwritten public offering of E-Waste’s securities for gross proceeds of at least $40 million (a “Qualified Public Offering”)) (the “Restricted Period”), whereby they will agree to certain restrictions

MA	EAM
EZ Global	E-Waste

on the sale or disposition (including pledge) of all of the E-Waste Common Stock held by (or issuable to) them except for any sales of stock to the Excluded Parties, subject to the execution by the transferee of a lock-up agreement for the remainder of the six-month term.

In addition, each Restricted Holder shall agree that it will not, for a period of twelve (12) months following the Closing Date, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under

Regulation SHO of the Exchange Act) of shares of E-Waste Common Stock, whether against the box, establish any “put equivalent position” (as defined in Rule 16a-l(h) under the Exchange Act) with respect to the E-Waste Common Stock, borrow or pre-borrow any shares of E-Waste Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the E-Waste Common Stock, or do any of the foregoing with respect to any security that includes, relates to, or derives any significant part of its value from the E-Waste Common Stock or otherwise seek to hedge its position in the E-Waste Common Stock.

13.	Conditions to Closing; Name Change	The Reverse Merger shall include certain customary and other closing conditions including the following:

(i)

consummation of all required definitive instruments and agreements, including, but not limited to, the Merger Agreement in forms acceptable to E-Waste and EZ Global and employment agreements as specified in Section 9;

(ii)	obtaining all necessary board, shareholder, and third-party consents, including but not limited to the EIP;

(iii)	satisfactory completion by E-Waste and EZ Global of all necessary technical and legal due diligence;

(iv)	the completion of the offer and sale of the Bridge Financing; and

(v)	no material indebtedness or pending or threatened litigation against E-Waste as of Closing Date other than as disclosed on the appropriate schedule to the Reverse Merger Agreement.

In connection with the Transactions, E-Waste will change its name to such name as is specified by EZ Global. E-Waste may, with the permission of EZ Global, change its name prior to the Closing Date.

14.	Pre-Closing Covenants	E-Waste and EZ Global shall each cooperate with the other and use their reasonable best efforts to execute and deliver the Reverse Merger

MA	EAM
EZ Global	E-Waste

Agreement and all other documents necessary or desirable to effect the Transactions as soon as possible and to thereafter satisfy each of the conditions to closing specified thereunder.

15.	Closing Costs; Legal Retainer

All terms with respect to Brokers’ Fees and legal fees of Placement Agents’ counsel will be addressed in a separately negotiated placement agent agreement in connection with the PPO. All legal and accounting fees of EZ Global and E-Waste relating to the Transactions, will be payable at each closing of the PPO from the proceeds thereof.

The Parties understand that The Crone Law Group, P.C. (“CLG”) has been or will be engaged by E-Waste as its corporate and securities counsel in respect of the Reverse Merger and the PPO, and will perform escrow and related services in respect of the Reverse Merger , and that the reasonable fees and expenses of CLG and any other counsel incurred by E-Waste relating to the Reverse Merger  will be payable at Closing , The terms and conditions of the E-Waste’s Counsel Retainer are subject to a written agreement with E-Waste on terms acceptable to EZ Global.

16.	Use of Proceeds

E-Waste shall receive the gross proceeds from the Bridge Notes, less brokerage commissions, investment banking, legal and accounting fees directly relating to the Transactions (including those of EZ Global), as set forth herein.  The net proceeds of the PPO, subject to the terms of the Placement Agent Agreements. will be used for the DS Acquisition. The net proceeds of the Bridge Notes will be used as provided above.

17.	Exclusivity; Break-Up Fee

From and after the date of the execution of this Term Sheet through and including July 21, 2021 (provided that such date shall be extended by the length of the Additional E-Waste Diligence Period (as defined below), if any) (the “Exclusivity Period”), EZ Global and E-Waste each hereby covenant and agree that it will not enter into any public offering, merger, combination, divestiture, financing, joint venture, sale and/or acquisition agreement in whatever form, except for agreements in the ordinary course of business or the Alternative Financing, or enter into any other transaction that would preclude the consummation of the PPO and the Reverse Merger consistent with the terms set forth in this Term Sheet (an “Alternative Business Transaction”), nor will the Company enter into any discussions or negotiations with respect thereto with any person other than E-Waste unless agreed upon in writing in advance by E-Waste.

If the Transactions are not completed because of EZ Global’s decision, at any time, to breach this Item 17 and pursue an Alternative Business Transaction, EZ Global shall immediately pay E-Waste the amount of $100,000 payable in cash as a break fee.

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EZ Global	E-Waste

During the Exclusivity Period, EZ Global and E-Waste will each incur legal and other costs and expenses in connection with the negotiation of the Transactions and certain due diligence activities relating thereto. Either E-Waste or EZ Global shall have the right, upon prior written notice to the other party hereto, to terminate its obligations hereunder at any time, without any liability to such party if the results of its due diligence inquiry (on EZ Global in the case of E-Waste, and on E-Waste in the case of EZ Global) are unsatisfactory to E-Waste or EZ Global, in their sole discretion, and in such event, neither party shall have any liability or obligation to the other party, except with respect to the reimbursement for expenses to date described in Section 15; provided that in the case of EZ Global, it must notify E-Waste in writing within ten (10) business days after receiving a substantially complete due diligence file on E-Waste that the results of its due diligence inquiry on E-Waste are unsatisfactory; otherwise it will be deemed to have waived any objection to E-Waste. If EZ Global does so notify E-Waste that the results of its due diligence inquiry on E-Waste are unsatisfactory, then E-Waste shall have the opportunity to present to EZ Global a substantially complete due diligence file on an alternate proposed company to E-Waste within fifteen (15) business days after receipt of such notice, in which case EZ Global must notify E-Waste in writing within ten (10) business days after receiving a substantially complete due diligence file on the proposed E-Waste (the “Additional E-Waste Diligence Period”) that the results of its due diligence inquiry on E-Waste are unsatisfactory and it wishes to terminate this Term Sheet, upon which this Term Sheet shall be terminated.  If EZ Global fails to so notify E-Waste within such time periods, it will be deemed to have accepted E-Waste.

E-Waste will provide to EZ Global a due diligence file regarding E-Waste within ten (10) business days after the execution of Term Sheet by EZ Global.

18.	Governing Law	This Term Sheet shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

19.	Termination and Effects of Termination

The obligations of the parties to each other under this Term Sheet shall terminate upon the first to occur of (i) the expiration of the Exclusivity Period, (ii) termination by E-Waste or the Company pursuant to Section 17 of this Term Sheet or (iii) the execution and delivery of a Merger Agreement among the Company, E-Waste and Acquisition Subsidiary, provided that the provisions and obligations of the parties created by Sections 15, 16, 17, 18, 19, 20, 21 and 22 hereof shall survive the termination of this Term Sheet. In the event of termination of this Term Sheet by either party for any reason whatsoever, each party shall be

MA	EAM
EZ Global	E-Waste

responsible for its own professional fees, and other expenses incurred by it.

20.	Confidentiality

Each of the parties to this Term Sheet agrees to maintain the confidentiality of the terms of this Term Sheet and the Transactions, and not to use any information it may learn about the other party for any purpose other than to consummate the Transaction Further, no disclosure of any information concerning this Term Sheet, the Transactions or any confidential information delivered by either party to the other pursuant to this Term Sheet or the Transactions shall be disclosed to any other person unless such disclosure is reasonably necessary in connection with the purposes of this Term Sheet and until such  other  person shall have first  executed  and delivered  a  written confidentiality agreement by which such person agrees to hold in confidence such confidential information. The obligations of the parties (and of such other persons to whom confidential information is delivered) pursuant to this paragraph shall continue indefinitely, except as otherwise required by applicable law, governmental regulation, stock exchange rule or court order.

The parties may publish a press release upon Closing, the contents of which will be subject to the prior approval of both parties, not to be unreasonably withheld.

21.	Notices

Any notices desired, required, or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses:

(i)	if to E-Waste, to the address first written above, Attention:

with a copy to The Crone Law Group, P.C., 500 Fifth Ave, Suite 938, New York NY 10110, Attention: Mark Crone, facsimile (818) 688-3130; email: mcrone@cronelawgroup.com and

(ii)	if to EZ Global, at the address set forth above, Attention: Moshe Azarzar, Chief Executive Officer, facsimile;

with a copy to Lockett + Horwitz , Attention: Lawrence W Horwitz, email: lhorwitz@lhlawpc.com phone: (949) 540-6540 fax: (949) 540-6578

22.	Certain Conflicts of Interest

Mark Crone is the owner of CLG, E-Waste’s Counsel. Mark Crone and/or other affiliates of Mr. Crone may own securities of E-Waste including but not limited to Intelligent Investments II, LLC.  E-Waste’s Counsel has been, will be or may be engaged by E-Waste, and E-Waste’s Counsel may

MA	EAM
EZ Global	E-Waste

continue to be retained by E-Waste after the Reverse Merger to serve as its corporate and securities counsel. Such engagement of E-Waste’s Counsel by E-Waste is subject to an executed agreement between E-Waste and E-Waste’s Counsel. CLG has also been, will be or may be engaged as legal counsel by GEM.

This Term Sheet reflects the understanding of the parties concerning the matters described herein, and is intended to, constitute a legally binding and enforceable agreement of the Parties to conclude the Transactions set forth herein. Any additional obligations of the parties with respect to the Transactions intended to be binding shall be memorialized by the execution and delivery of the definitive Merger Agreement and the related documentation.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

MA	EAM
EZ Global	E-Waste

We look forward to working with you to complete the Transactions successfully and expeditiously. If the foregoing correctly sets forth your understanding, please evidence your agreement to this Term Sheet by executing a copy of this Term Sheet in the space set forth below.

E-WASTE CORP.

/s/ Elliot A. Mermel

Elliot A. Mermel, President

AGREED TO AND ACCEPTED:

This 25th day of May, 2021

EZRAIDER GLOBAL INC.

/s/ Moshe Azarzar

Moshe Azarzar, CEO

EZ RAIDER, LLC

/s/ Moshe Azarzar

Moshe Azarzar, Managing Member

EXHIBIT A

Capitalization of EZ Global Pre-Reverse Merger

(Subject to Adjustment by EZ Global)

Total:	100.00%

EXHIBIT B

Capitalization of E-Waste Post-Reverse Merger